UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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MOOG, Inc.

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TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
GENERAL
CERTAIN BENEFICIAL OWNERS
PROPOSAL 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
2009 DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
THE PROCESS FOR CHANGING OTHER EXECUTIVE BENEFITS
EXECUTIVE COMPENSATION COMMITTEE REPORT
2009 SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
2009 OPTION AND SAR EXERCISES AND STOCK VESTED
EQUITY COMPENSATION PLAN INFORMATION
PENSION BENEFITS
MOOG RETIREMENT PLAN
SUPPLEMENTAL RETIREMENT PLAN
2009 PENSION BENEFITS TABLE
2009 NON-QUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE
AUDIT FEES AND PRE-APPROVAL POLICY
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING

MOOG INC., EAST AURORA, NEW YORK 14052

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Moog Inc. will be held in the Auditorium of the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York, on Wednesday, January 13, 2010, at 9:15 a.m., for the following purposes:

1.  To elect FOUR directors of the Company, one of whom will be a Class A director elected by the holders of Class A shares to serve a three year term expiring in 2013, and three of whom will be Class B directors elected by the holders of Class B shares to serve a three-year term expiring in 2013, or until the election and qualification of their successors.

2.  To consider and ratify the selection of Ernst & Young LLP, independent registered certified public accountants, as auditors of the Company for the 2010 fiscal year.

3.  To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on December 3, 2009 as the record date for determining which shareholders shall be entitled to notice of and to vote at such meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY. SHAREHOLDERS WHO WILL VOTE BY PROXY ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR USE THE INTERNET OR TELEPHONE VOTING OPTIONS AS DESCRIBED ON THE PROXY CARD. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

John B. Drenning, Secretary

Dated:	East Aurora, New York
December 15, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 13, 2010:

The enclosed proxy statement is available at http://www.moog.com/Home/Investors/Proxies and the enclosed 2009 Annual Report to Shareholders is available at http://www.moog.com/Home/Investors/Annual Report.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

TO BE HELD IN THE AUDITORIUM OF THE ALBRIGHT-KNOX ART GALLERY
1285 ELMWOOD AVENUE, BUFFALO, NEW YORK
ON JANUARY 13, 2010

This Proxy Statement is furnished to shareholders of record on December 3, 2009 by the Board of Directors of Moog Inc. (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders on Wednesday, January 13, 2010, at 9:15 a.m., and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and accompanying proxy will be mailed to shareholders on or about December 15, 2009.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions thereon. Unless otherwise specified, the proxy will be deemed to confer authority to vote the shares represented by the proxy “FOR” Proposal 1, the election of directors and “FOR” Proposal 2, the ratification of Ernst & Young LLP as independent auditors for the 2010 fiscal year.

Any proxy given pursuant to this solicitation may be revoked by the person giving it insofar as it has not been exercised. Any revocation may be made in person at the meeting, or by submitting a proxy bearing a date subsequent to that on the proxy to be revoked, or by written notification to the Secretary of the Company.

GENERAL

The Board of Directors has fixed the close of business on December 3, 2009 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On December 3, 2009, the Company had outstanding and entitled to vote, a total of 41,213,817 shares of Class A common stock (“Class A shares”) and 4,502,369 shares of Class B common stock (“Class B shares”). Holders of a majority of each of the Class A and Class B shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the meeting.

Holders of Class A shares are entitled to elect at least 25% of the Board of Directors, rounded up to the nearest whole number, so long as the number of outstanding Class A shares is at least 10% of the number of outstanding shares of both classes of common stock. Currently, the holders of Class A shares are entitled, as a class, to elect three directors of the Company, and the holders of the Class B shares are entitled, as a class, to elect the remaining eight directors. Other than on matters relating to the election of directors or as required by law, where the holders of Class A shares and Class B shares vote as separate classes, the record holder of each outstanding Class A share is entitled to a one-tenth vote per share, and the record holder of each outstanding Class B share is entitled to one vote per share on all matters to be brought before the meeting.

The Class A director and the Class B directors will be elected by a plurality of the votes cast by the respective class. The ratification of the auditors and other matters submitted to the meeting that would not require a separate class vote by law may be adopted by a majority of the Class A and Class B votes cast in favor or against the proposal, a quorum of holders of 22,858,094 votes of Class A shares and Class B shares being present. Shares held in a brokerage account or by another nominee are considered held in “street name” by the shareholder. A broker or nominee holding shares for a shareholder may not vote on matters relating to the election of directors unless the broker or nominee receives specific voting instructions from the shareholder. As a result, absent specific instructions, brokers or nominees may not vote a shareholder’s shares on Proposal 1 and such shares will be considered “broker non-votes” for such proposal.

In accordance with New York law, abstentions and broker non-votes are not counted in determining the votes cast in favor or against in connection with the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the 2010 fiscal year. Broker non-votes and votes withheld in connection with the election of one or more nominees for director will not be counted and will have no effect.

CERTAIN BENEFICIAL OWNERS

Security Ownership

The only persons known by the Company to own beneficially more than five percent of the Class A shares or Class B shares of the Company as of December 3, 2009 are set forth below.

	Class A		Class B
	Common Stock		Common Stock (1)
	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class

Fidelity Management and Research	5,587,806	13.6	–0–	–0–
82 Devonshire Street
Boston, MA 02109
Barclays Global Investors	3,197,642	7.8	–0–	–0–
400 Harvard Street
San Francisco, CA 94105
Columbia Wanger Asset Management	2,206,100	5.4	–0–	–0–
227 W. Monroe Street,
Chicago, IL 60606
Lord Abbett & Co.	2,112,357	5.1	–0–	–0–
90 Hudson Street,
Jersey City, NJ 07302
Moog Inc. Retirement Savings Plan (2)	929,541	2.3	1,957,606	43.5
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052
All directors and officers as a group (3)	1,216,656	3.0	256,806	5.6
(See Proposal 1 — “Election of Directors”,
Particularly footnotes 2 and 18 to the table
beginning on page 5)
Moog Family Agreement as to Voting (4)	155,934	0.4	215,315	4.8
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052
Moog Inc. Employee Retirement Plan (5)	149,022	0.4	1,001,034	22.2
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052
Moog Stock Employee Compensation Trust (6)	–0–	–0–	370,977	8.2
c/o Moog Inc.
Jamison Rd.
East Aurora, NY 14052

(1)	Class B shares are convertible into Class A shares on a share-for-share basis.

(2)	These shares are allocated to individual participants under the Plan and are voted by JPMorgan Chase, New York, New York, the Trustee as of the record date, as directed by the participants to whom such shares are allocated. Any allocated shares as to which voting instructions are not received are voted by the Trustee as directed by the Plan’s Investment Committee. As of October 3, 2009, 11,294 of the allocated Class A shares and 62,754 of the allocated Class B shares were allocated to accounts of officers and are included in the share totals in the table on page 5 for all directors and officers as a group.

(3)	See the table and related footnotes appearing on pages 5-7 containing information concerning the shareholdings of directors and officers of the Company.

(4)	See “Moog Family Agreement as to Voting” for an explanation as to how the shares shown in the table as beneficially owned are voted. In addition to the shares listed, 115,974 Class A and 94,469 Class B shares owned by Richard A. Aubrecht which are included with “All directors and officers as a group” are also subject to the Moog Family Agreement as to Voting.

(5)	Shares held are voted by the Trustee, Manufacturers and Traders Trust Company, Buffalo, New York, as directed by the Moog Inc. Retirement Plan Committee.

(6)	The purpose of the Moog SECT is to acquire Class A shares and Class B shares that become available for subsequent use in the Moog Inc. Retirement Savings Plan or other Moog Inc. employee benefit plans. The Trust will terminate on the earlier of (a) the date the Trust no longer holds any assets or (b) a date specified in a written notice given by the Board of Directors to the Trustee. During the 2009 fiscal year, the Moog SECT purchased 53,360 Class B shares from, and sold 205,028 Class B shares to, the Moog Inc. Retirement Savings Plan.

The Trustee of the Moog SECT is G. Wayne Hawk, who resides at 380 Schultz Road, Elma, New York 14059. The Trustee’s powers and rights include, among others, the right to retain or sell SECT assets, borrow from the Company upon direction from an administrative committee and enter into related loan agreements, vote or give consent with respect to securities held by the Moog SECT in the Trustee’s sole discretion, employ accountants and advisors as may be reasonably necessary, to utilize a custodian to hold, but not manage or invest, assets held by the Moog SECT, and consult with legal counsel.

Moog Family Agreement as to Voting

The Moog Family Agreement as to Voting is an Agreement among certain relatives of the late Jane B. Moog and includes her son-in-law, Richard A. Aubrecht. The Agreement relates to 155,934 Class A shares and 215,315 Class B shares, owned of record or beneficially by members of the Moog family who are party to the Agreement, as well as 115,974 Class A shares and 94,469 Class B shares held by Richard A. Aubrecht. Those relatives who were a party to the Agreement granted an irrevocable proxy covering all or some of that party’s shares to a committee which is required to take all action necessary to cause all shares subject to the Agreement to be voted as may be determined by the vote of two-thirds of the committee members. The Agreement contains restrictions on the ability of any party to remove shares of stock from the provisions of the Agreement, to transfer shares or to convert Class B shares to Class A shares. The Agreement continues in force until December 31, 2015, and is automatically renewed thereafter from year to year unless any party to the Agreement gives notice of election to terminate the Agreement.

Section 16 Beneficial Ownership Reporting Compliance

Except as noted below, during the 2009 fiscal year, the executive officers and directors of the Company timely filed with the Securities and Exchange Commission the required reports regarding their beneficial ownership of Company securities. The purchase of Class A shares in October, 2008 was reported on a late Form 4 by Sasidhar Eranki, a Vice President.

PROPOSAL 1 — ELECTION OF DIRECTORS

One of the three classes of the Board of Directors of the Company is elected annually to serve a three-year term. Four directors are to be elected at the meeting, of which one is to be a Class A director elected by the holders of the outstanding Class A shares, and three of whom are to be Class B directors elected by the holders of the outstanding Class B shares. The Class A nominee and the Class B nominees will be elected to hold office until 2013, or until the election and qualification of their successors. The persons named in the enclosed proxy will vote Class A shares for the election of the Class A nominee named on the next page, and Class B shares for the election of the Class B nominees named on the next page, unless the proxy directs otherwise. In the event any of the nominees should be unable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. It is not expected that any of the nominees will be unable to serve.

Nominees, Directors and Named Executives

Certain information regarding nominees for Class A and Class B directors, as well as those directors whose terms of office continue beyond the date of the 2010 Annual Meeting of Shareholders, and Named Executives, including their beneficial ownership of equity securities as of December 3, 2009, is set forth on the next page. Unless otherwise indicated, each person held various positions with the Company for the past five years and has sole voting and investment power with respect to the securities beneficially owned. Beneficial ownership includes securities which could be acquired pursuant to currently exercisable options or stock appreciation rights, or SARS, or options that become exercisable within 60 days of December 3, 2009.

All of the nominees have previously served as directors and have been elected as directors at prior annual meetings.

The Board of Directors recommends a vote FOR the election as Directors the Nominees listed below.

			Shares of Common Stock
		First		Percent		Percent
		Elected		of		of
	Age	Director	Class A	Class	Class B	Class

Nominees for Class B Director — Term Expiring in 2013
Kraig H. Kayser (1)(2)	49	1998	29,478	*	–0–	*
Robert H. Maskrey (3)	68	1998	65,184	*	53,534	1.2
Albert F. Myers (4)	63	1997	30,881	*	–0–	*

Nominee for Class A Director — Term Expiring in 2013
Robert R. Banta (5)	67	1991	6,598	*	540	*

Class B Directors — Continuing in Office
Term Expiring in 2012
Richard A. Aubrecht (6)(7)	65	1980	203,210	*	94,469	2.1
Peter J. Gundermann (8)	47	2009	–0–	*	–0–	*
John D. Hendrick (9)	71	1994	27,353	*	3,375	*

Term Expiring in 2011
Joe C. Green (10)	68	1986	91,951	*	8,827	*
Raymond W. Boushie (11)	69	2004	9,338	*	–0–	*

Class A Directors — Continuing in Office
Term Expiring in 2012
Brian J. Lipke (12)	58	2003	9,338	*	–0–	*

Term Expiring in 2011
Robert T. Brady (13)(14)	68	1984	216,930	*	75,492	1.7

Named Executives
Martin J. Berardi (15)	52	n/a	57,527	*	–0–	*
Warren C. Johnson (16)	50	n/a	108,323	*	–0–	*
John R. Scannell (17)	46	n/a	41,714	*	720
All directors and officers as a group (twenty-three persons) (18)			1,216,656	3.0	256,806	5.6

*	Does not exceed one percent of class.

(1)	Mr. Kayser is President and Chief Executive Officer of Seneca Foods Corporation headquartered in Pittsford, NY, with annual revenues of over $1.2 billion. Prior to his promotion in 1993, Mr. Kayser was Seneca Food’s CFO. He received a B.A. from Hamilton College and an M.B.A. from Cornell University. Mr. Kayser’s beneficial ownership of Class A shares includes 22,580 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(2)	Does not include 151,500 Class A shares and 79,500 Class B shares held in a Seneca Foods Corporation pension plan for which Mr. Kayser is one of three trustees as well as one of a number of beneficiaries. Also not included are 27,237 Class A shares owned by the Seneca Foods Foundation, of which Mr. Kayser is a director.

(3)	Mr. Maskrey joined the Company in 1964, retiring on October 1, 2005. He served in a variety of engineering capacities and in 1985 became General Manager of the Aircraft Controls Division and concurrently a Vice President of the Company. In 1999, he was elected an Executive Vice President and Chief Operating Officer, the position he held at retirement. Mr. Maskrey received his B.S. and M.S. in Mechanical Engineering from the Massachusetts Institute of Technology. Mr. Maskrey’s beneficial ownership of Class A shares includes 4,614 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(4)	Mr. Myers retired in 2006 as Corporate Vice President of Strategy and Technology for Northrop Grumman Corporation, headquartered in Los Angeles, CA, with annual revenues of over $33 billion.

Formerly Vice President and Treasurer, Mr. Myers joined Northrop in 1981. He received his B.S. and M.S. degrees in Mechanical Engineering from the University of Idaho and a M.S. degree from the Alfred P. Sloan School at the Massachusetts Institute of Technology. Mr. Myer’s beneficial ownership of Class A shares includes 24,320 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(5)	Mr. Banta joined the Company in 1983, retiring November 30, 2007. He served as Vice President — Finance and in 1988 became Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Banta was Executive Vice President of Corporate Banking for M&T Bank. Mr. Banta received his B.S. from Rutgers University and holds an M.B.A. from the Wharton School of Finance at the University of Pennsylvania. Mr. Banta’s beneficial ownership of Class A shares includes 1,538 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(6)	Dr. Aubrecht began his career with the Company in 1969, working in various engineering capacities, going on to serve as Administrative Vice President and Secretary, Chairman of the Board, and in 1996 as Vice Chairman of the Board and Vice President of Strategy and Technology. Dr. Aubrecht studied at the Sibley School of Mechanical Engineering at Cornell University where he received his B.S., M.S. and Ph.D. degrees. Dr. Aubrecht’s beneficial ownership of Class A shares includes 80,402 shares related to options and 6,834 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(7)	Nancy Aubrecht, Dr. Aubrecht’s spouse, is the beneficial owner of 47,477 Class A shares which are not included in the number reported.

(8)	Mr. Gundermann is President and Chief Executive Officer of Astronics Corporation, a position he has held since 2003. Mr. Gundermann has been a director of Astronics since 2000 and has been with Astronics since 1988. Astronics is headquartered in East Aurora, NY, with annual revenues of $194 million. He received a B.A. in Applied Mathematics and Economics from Brown University and an M.B.A. from Duke University.

(9)	Mr. Hendrick retired in 2001 as Chairman and President of Okuma America, Inc. Mr. Hendrick became President of Okuma America, Inc. in 1989. He received a B.S.M.E. from the University of Pittsburgh and a M.S. from Carnegie Mellon University. Mr. Hendrick’s beneficial ownership of Class A shares includes 7,838 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(10)	Mr. Green began his career at the Company in 1966. In 1973, Mr. Green was named Vice President — Human Resources, and elected Executive Vice President and Chief Administrative Officer in 1988. Before joining the Company, Mr. Green worked for General Motors Institute and served as a Captain in the U.S. Army. Mr. Green received his B.S. from Alfred University in 1962 and completed graduate study in Industrial Psychology at Heidelberg University in Germany. Mr. Green’s beneficial ownership of Class A shares includes 36,208 shares related to options and 6,834 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009, and includes 7,500 Class A shares pledged as collateral to secure personal indebtedness.

(11)	Mr. Boushie retired in 2005 as President of Crane Co.’s Aerospace & Electronics segment, a position he held since 1999. Previously he was President of Crane’s Hydro-Aire operation. Mr. Boushie has a B.A. from Colgate University, an Associate Metallurgy degree from Reynolds Metals Co., and has completed graduate work at the University of Michigan and the Wharton School of Finance at the University of Pennsylvania. Mr. Boushie’s beneficial ownership of Class A shares includes 4,614 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(12)	Mr. Lipke is the Chairman of the Board and Chief Executive Officer of Gibraltar Industries, Inc., headquartered in Buffalo, NY, with annual revenues of approximately $1.3 billion. Mr. Lipke started his career with Gibraltar in 1972, became President in 1987 and Chairman of the Board in 1999. Mr. Lipke attended the SUNY College of Technology at Alfred and the University of Akron. Mr. Lipke’s beneficial ownership of Class A shares includes 7,838 shares related to options and 1,500 shares related to SARs currently exercisable or which become exercisable within 60 days of November 26, 2008.

(13)	Mr. Brady has worked at the Company since 1966 in positions that have encompassed finance, production and operations management. In 1976, Mr. Brady was named Vice President and General Manager of the Aerospace Group. He was elected a director in 1984 and became President and CEO in 1988. In 1996, he was elected Chairman of the Board. Prior to joining Moog, Mr. Brady served as an officer in the U.S. Navy. Mr. Brady received his B.S. from the Massachusetts Institute of Technology in 1962 and received his M.B.A. from Harvard Business School in 1966. Mr. Brady’s beneficial ownership of Class A shares includes 76,456 shares related to options and 9,000 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009, and includes 20,991 Class A and 16,542 Class B shares pledged as collateral to secure personal indebtedness.

(14)	Ann Brady, Mr. Brady’s spouse, owns 56,828 Class A shares and 25,747 Class B shares which are not included in the number reported.

(15)	Mr. Berardi joined the Company in 1980, was named General Manager of Moog’s U.S. Industrial Operations in 1996, became a Vice President in 2000, and became General Manager of Moog’s Medical Devices Group in 2006. Mr. Berardi holds B.S. degree in Biology and Physics from Canisius College and completed an M.B.A. in finance from St. Bonaventure University. Mr. Berardi’s beneficial ownership of Class A shares includes 50,693 shares related to options and 6,834 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(16)	Mr. Johnson joined the Company in 1983, and was named Chief Engineer of the Aircraft Controls Division in 1991, became General Manager of the Aircraft Group in 1999 and a Vice President in 2000. Mr. Johnson holds B.S. and M.S. degrees in Mechanical Engineering from The Ohio State University, and in 2004 completed a Sloan Fellows M.B.A. at the Massachusetts Institute of Technology. Mr. Johnson’s beneficial ownership of Class A shares includes 52,622 shares related to options and 6,834 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(17)	Mr. Scannell joined Moog in 1990 as an Engineering Manager of Moog Ireland and later moved to Germany to become Operations Manager of Moog Gmbh. In 1999, he became the General Manager of Moog Ireland, and in 2003 moved to the Aircraft Group in East Aurora, NY as the Boeing 787 Program Manager. He was named Director of Contracts and Pricing in 2005. Mr. Scannell was elected Vice President of the Company in 2005 and Chief Financial Officer in 2007. In addition to an M.B.A. from Harvard Business School, Mr. Scannell holds B.S. and M.S. degrees in Electrical Engineering from University College Cork, Ireland. Mr. Scannell’s beneficial ownership of Class A shares includes 24,755 shares related to options and 6,834 shares related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009.

(18)	Does not include shares held by spouses, or as custodian or trustee for minors, as to which beneficial interest has been disclaimed, or shares held under the “Moog Family Agreement as to Voting” described on page 3. Includes 596,797 Class A shares related to options and 96,008 related to SARs currently exercisable or which become exercisable within 60 days of December 3, 2009. Officers and directors of the Company have entered into an agreement among themselves and with the Company’s Retirement Savings Plan (the “RSP”), the Employees’ Retirement Plan and the Company, which provides that prior to selling Class B shares obtained through exercise of a non-statutory option, the non-selling officers and directors, the RSP, the Employees’ Retirement Plan and the Company have an option to purchase the shares being sold.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors and management are committed to effective corporate governance practices. Our Corporate Governance Guidelines describe the governance principles and procedures by which the Board functions. The Board annually reviews the Corporate Governance Guidelines and the Board committee charters in response to corporate governance developments, including regulatory changes, and recommendations by directors in connection with Board and committee evaluations.

Our Corporate Governance Guidelines and our Board committee charters are available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Corporate Governance Guidelines from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Business Ethics Code of Conduct

We have a written code of business ethics and conduct which applies to all directors, officers and employees. Our Statement of Business Ethics is available on our website at www.moog.com by selecting Investors and then Corporate Governance. Stockholders may request a free printed copy of our Statement of Business Ethics from our Investor Relations department by contacting them by telephone at (716) 687-4225 or by e-mail to investorrelations@moog.com.

Communications with Directors

The Board of Directors has provided a process by which shareholders or other interested parties can communicate with the Board of Directors or with the non-management directors as a group. All such questions or inquiries should be directed to the Secretary of the Company, John B. Drenning, c/o Hodgson Russ LLP, The Guaranty Building, 140 Pearl Street, Suite 100, Buffalo, New York 14202. Mr. Drenning will review and communicate pertinent inquiries to the Board, or if requested, the non-management directors as a group.

Director Independence

Under the independence standards set forth at 303A.02(b) of the New York Stock Exchange Listed Company Manual, the Board of Directors has affirmatively determined that the non-management directors consisting of Messrs. Raymond W. Boushie, John D. Hendrick and Kraig H. Kayser. Brian J. Lipke, Robert H. Maskrey and Albert F. Myers are independent and Robert R. Banta and Peter J. Gundermann, also non-management directors, are not independent. Under these standards, the Board has also determined that all Board standing committees, other than the Executive Committee, are composed entirely of independent directors. In connection with determining that Mr. Maskrey is independent, the Board of Directors considered Mr. Maskrey’s consulting arrangement with the Company.

Executive Sessions

The Company’s corporate governance guidelines provide that the non-management directors meet without management at regularly scheduled executive sessions. Generally, these sessions take place prior to, or following, regularly scheduled Board meetings. Each executive session has a Presiding Director, who acts as chairperson for the executive session. The chairpersons of the Executive Compensation and Nominating and Governance committees rotate as Presiding Director at these executive sessions.

The Audit Committee meets with the Company’s independent auditors in regularly scheduled executive sessions, with the Audit Committee chairperson presiding over such sessions.

Board of Directors and Committee Meetings

During the 2009 fiscal year, the Board of Directors held six meetings. The following are the standing committees of the Board of Directors and the number of meetings each committee held during the 2009 fiscal year:

	Number of
Committees	Meetings	Members

Audit	9	Messrs. Kayser, Boushie, Hendrick and Myers
Executive	0	Messrs. Aubrecht, Brady and Green
Executive Compensation	3	Messrs. Hendrick, Boushie, Lipke and Myers
Stock Option	1	Messrs. Myers, Boushie, Hendrick and Lipke
Nominating and Governance	2	Messrs. Lipke, Boushie, Hendrick, Kayser and Myers

For various reasons Board members may not be able to attend a Board meeting. All Board members are provided information related to each of the agenda items before each meeting, and, therefore, can provide counsel outside the confines of regularly scheduled meetings. It is the Company’s policy that, to the extent reasonably practicable, Board members are expected to attend shareholder meetings. All but one of the directors attended the 2009 Annual Shareholders Meeting.

Related Party Transactions

We use a combination of Company policies and established review procedures, including adherence to New York Stock Exchange Listing standards, to ensure related party transactions are reviewed, approved and ratified, as appropriate. We do not maintain these policies and procedures under a single written policy.

The Corporate Governance and Nominating Committee is responsible for developing, recommending and reviewing annually the Board of Directors Corporate Governance Guidelines to comply with state and federal laws and regulations, and with New York Stock Exchange Listing Standards. The Board of Directors is further required to meet the independence standards set forth in the New York Stock Exchange Listed Company Manual. The Audit Committee is responsible for the review, approval or ratification of any related party transactions as noted in the “Compliance Oversight Responsibilities” section of the Charter of the Audit Committee of the Board of Directors. Our Statement of Business Ethics, which applies to all directors, officers and employees, provides guidance on matters such as conflicts of interest and procurement integrity, among others.

We require that each director and officer complete a questionnaire annually. The questionnaire requires positive written affirmation regarding related party transactions that may constitute a conflict of interest, including: any transaction or proposed transaction in excess of $120,000 involving the director or officer or an immediate family member and the Company, a subsidiary or any pension or retirement savings plan; any indebtedness to the Company; dealings with competitors, suppliers or customers; any interest in real or personal property in which the corporation also has an interest; and the potential sale of any real or personal property or business venture or opportunity that will be presented to the Company for consideration. We review each questionnaire to identify any transactions or relationships that may constitute a conflict of interest, require disclosure, or affect an independence determination. Any such transactions with the directors, officers, their immediate family members or any 5% shareholder are reviewed by the Audit Committee, and when necessary, the full Board of Directors. These reviews are intended to ensure any such transactions are conducted on terms as fair as if they were on an arms’ length basis and do not conflict with the director’s or officer’s responsibilities to the Company.

For situations in which it is either clear that a conflict of interest exists or there is a potential conflict of interest, the related director and/or officer is obligated to recuse himself from any discussion on the business arrangement. That director and/or officer does not participate in approving or not approving the related transaction. The remaining members of the Board of Directors make those determinations.

The Audit Committee and Board of Directors review transactions involving directors and/or officers that either clearly represent or may represent a conflict of interest. They determine whether these transactions are on terms as fair as if the transactions were on an arms’ length basis. In situations in which the Audit Committee or Board of Directors determine that a transaction is not on terms as fair as if it were on an arms’ length basis, the transaction would be modified such that the transaction were as fair as if it were on an arms’ length basis. The Audit Committee and Board of Directors place significant reliance on their collective business judgment, experience and expertise in their review and deliberations.

Situations involving related party conflicts of interest have been rare in recent years, and there were no transactions required to be reported under Item 404(a) that were not required to be reviewed or where the Company’s policies and procedures for review were not followed in fiscal 2009.

Other Directorships

Current directors and director nominees of the Company are presently serving on the following boards of directors of other publicly traded companies:

Name of Director	Company

Robert T. Brady	M&T Bank Corporation; Seneca Foods Corporation; Astronics Corporation; National Fuel Gas Company
Raymond W. Boushie	Astronics Corporation
Peter J. Gundermann	Astronics Corporation
Kraig H. Kayser	Seneca Foods Corporation
Brian J. Lipke	Gibraltar Industries, Inc.

Website Access to Information

The Company’s internet address is www.moog.com. The Company has posted to the investor information portion of its website its Corporate Governance Guidelines, Board committee charters (including the charters of its Audit, Executive Compensation and Nominating and Governance Committees) and Statement of Business Ethics. This information is available in print to any shareholder upon request. All requests for these documents should be made to the Company’s Investor Relations department by calling (716) 687-4225 or by email to investorrelations@moog.com.

Nominating and Governance Committee

The Nominating and Governance Committee is composed solely of independent directors. The Committee participates in the search for qualified directors. At a minimum, qualifications must include relevant experience in the operation of public companies, education and skills, and a high level of integrity. The candidate must be willing and available to serve and should represent the interests of all shareholders and not of any special interest group. After conducting an initial evaluation of a candidate, the Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full board that candidate’s election. A shareholder wishing to nominate a candidate should forward the candidate’s name and a detailed background of the candidate’s qualifications to the Secretary of the Company in accordance with the procedures outlined in the Company’s by-laws. In making a nomination, shareholders should take into consideration the criteria set forth above and in the Company’s Corporate Governance Guidelines. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website. The Committee met on December 2, 2009 and nominated Messrs. Banta, Kayser, Maskrey and Myers for election at the 2010 Annual Meeting.

Nominating and Governance Committee Members:	Brian J. Lipke, Chair	Kraig H. Kayser
	Raymond W. Boushie	Albert F. Myers
John D. Hendrick

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditor. The Audit Committee has the sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the Audit Committee. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements (the disclosures in the Company’s annual and quarterly reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), critical accounting policies and practices used by the Company, the Company’s internal control over financial reporting, and the Company’s major financial risk exposures. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is available on the Company’s website.

All of the Audit Committee members meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Board has determined all Audit Committee members are Audit Committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held nine meetings in fiscal year 2009, in person and by telephone conference on a number of occasions. The Audit Committee met with the Company’s internal auditors and on a regular basis met separately with the independent auditors and management.

Audit Committee Members:	Kraig H. Kayser, Chair	John D. Hendrick
	Raymond W. Boushie	Albert F. Myers

Stock Option Committee

The Stock Option Committee is responsible for approving stock incentive awards to executive officers and key employees. The Stock Option Committee reviews management recommendations regarding awards to both executive officers and key employees, evaluating such potential awards in relation to overall compensation levels. The Stock Option Committee also reviews such awards with consideration for the potential dilution to shareholders, and limits stock awards such that the potential dilutive effect is within normally accepted practice. With regard to option and stock appreciation rights grants to directors, such grants are approved by the full Board of Directors.

Stock Option Committee Members:	Albert F. Myers, Chair	John D. Hendrick
	Raymond W. Boushie	Brian J. Lipke

Executive Compensation Committee

The Executive Compensation Committee is responsible for discharging the Board of Directors’ duties relating to executive compensation. The Committee makes all decisions regarding the compensation of the executive officers. In addition, the Committee is responsible for administering the Company’s executive compensation program. The Committee reviews both short-term and long-term corporate goals and objectives with respect to the compensation of the CEO and the other executive officers. The Committee evaluates at least once a year the performance of the chief executive officer and other executive officers in light of these goals and objectives and, based on these evaluations, approves the compensation of the CEO and the other executive officers. The Committee also reviews and recommends to the Board incentive-compensation plans that are subject to the Board’s approval. All of the Compensation Committee members meet the independence requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter for the Executive Compensation Committee. A copy of the charter is available on the Company’s website. The Committee held three meetings in fiscal year 2009.

During the 2009 fiscal year, the Executive Compensation Committee utilized data provided by Hay Group, an independent professional compensation consulting firm, to assist and guide the Committee. The Hay Group data was used to compare Moog’s executive compensation program with current industry trends, and individual officer compensation levels based on peer groups. Hay Group survey results were used to establish the compensation level of our CEO. Our CEO makes recommendations to the Committee regarding the compensation levels of other executive officers. Moog used Hay Group for compensation consultation services, which are provided independently of the services to the Executive Compensation Committee.

Additional information regarding the Committee’s processes and procedures for establishing and overseeing executive compensation is disclosed below under the heading “Compensation Discussion and Analysis.”

Executive Compensation Committee Members:	John D. Hendrick, Chair	Brian J. Lipke
	Raymond W. Boushie	Albert F. Myers

Compensation Committee Interlocks and Insider Participation

Other than Robert Maskrey, who is the former Executive Vice President and Chief Operating Officer of the Company, none of the members of the Compensation Committee was an officer or employee of Moog during the last fiscal year, was formerly an officer of Moog, or has any relationships with Moog requiring disclosure under any paragraph of item 404 of Regulation S-K. Since the beginning of the last fiscal year, no executive officer of Moog has served on the compensation committee of any company that employs a director of Moog except that Robert Brady, our CEO, served on the compensation committee of Astronics Corporation, which employs Peter Gundermann as CEO. Mr. Brady resigned from the Astronics compensation committee on December 8, 2008.

COMPENSATION OF DIRECTORS

Non-employee directors are paid $5,000 per quarter and reimbursed for expenses incurred in attending Board and Committee meetings. The aggregate remuneration for attending Board and Committee meetings, excluding out-of-pocket expenses and SAR awards, for all non-management directors was $160,000 for the 2009 fiscal year.

The 2008 Stock Appreciation Rights Plan provides that appreciation rights in a certain number of underlying shares may be granted to non-employee directors. During the 2009 fiscal year, Messrs. Banta, Boushie, Hendrick, Kayser, Lipke, Maskrey and Myers each were granted SARs to purchase 1,500 Class A shares at an exercise price per share equal to the fair market value of a Class A share on the date of grant. The Company’s 1998 and 2003 Stock Option Plans provide that options to purchase Class A shares may be granted to non-employee directors. There were no options granted to directors in the 2009 fiscal year.

2009 DIRECTOR COMPENSATION

		SAR &
	Fees Earned or	Option	All Other
Name	Paid in Cash	Awards (1)	Compensation	Total

Robert R. Banta	$20,000	$13,536	—	$33,536
Raymond W. Boushie	$20,000	$14,213	—	$34,213
James L. Gray (retired)	$5,000	$16,163	—	$21,163
Peter J. Gundermann	$15,000	—	—	$15,000
John D. Hendrick	$20,000	$16,163	—	$36,163
Kraig H. Kayser	$20,000	$12,906	—	$32,906
Brian J. Lipke	$20,000	$12,124	—	$32,124
Robert H. Maskrey (2)	$20,000	$23,738	$81,780	$125,518
Albert F. Myers	$20,000	$16,163	—	$36,163

(1)	This column shows the dollar amounts recognized in Moog’s the 2009 fiscal year financial statements for reporting purposes in accordance with SFAS 123(R). The amounts granted in the 2009 fiscal year and in prior years represent the compensation costs of stock awards. The amounts do not reflect the actual amounts that may be realized by directors. A discussion of the assumptions used in calculating these values may be found in Note 4 to the audited financial statements in Moog’s Annual Report on Form 10-K for the 2009 fiscal year.

(2)	Mr. Maskrey has a one-year renewable consulting services arrangement with the Company for a base amount of $6,815 monthly, subject to adjustment based upon the level of consulting services provided. The consulting services arrangement was reviewed and approved by the Executive Compensation Committee and the Board.

The following table shows the number of stock appreciation rights relating to Class A shares granted to each non-employee director during the 2009 fiscal year and the full grant date fair value of each award under SFAS 123(R). Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period. Assumptions made in the calculations of these amounts may be found in Note 4 to the audited financial statements in Moog’s Annual Report on Form 10-K for the 2009 fiscal year.

		Number of Shares	Grant Date Fair
	Grant	Under SAR	Value of SAR
Name	Date	Award	Award

Robert R. Banta	10/31/2008	1,500	$13,680
Raymond W. Boushie	10/31/2008	1,500	$13,680
James L. Gray (retired)	n/a	—	—
Peter J. Gundermann	n/a	—	—
John D. Hendrick	10/31/2008	1,500	$13,680
Kraig H. Kayser	10/31/2008	1,500	$22,650
Brian J. Lipke	10/31/2008	1,500	$22,650
Robert H. Maskrey	10/31/2008	1,500	$13,680
Albert F. Myers	10/31/2008	1,500	$13,680

The aggregate number of SARs and options on Class A shares held by each non-employee director as of October 3, 2009 was as follows:

	SARs on Moog	Options on Moog
Name	Class A Shares	Class A Shares

Robert R. Banta	1,500	1,538
Raymond W. Boushie	1,500	4,614
James L. Gray (retired)	—	1,538
Peter J. Gundermann	—	—
John D. Hendrick	1,500	7,838
Kraig H. Kayser	1,500	24,267
Brian J. Lipke	1,500	7,838
Robert H. Maskrey	1,500	4,614
Albert F. Myers	1,500	24,320

Expense Reimbursement

Non-employee directors are reimbursed for travel and other expenses in the performance of their duties.

Indemnification Agreements

Moog has indemnification agreements with our directors. These agreements provide that directors are covered under our directors and officers liability insurance, indemnify directors to the extent permitted by law and advance to directors funds to cover expenses subject to reimbursement if it is later determined indemnification is not permitted.

Deferred Compensation Plan

This plan allows non-employee directors to defer all or part of the director’s cash fees. Directors deferring cash fees must make elections to defer fees for a calendar year by the end of the preceding calendar year, with new directors having 30 days to make such an election. Directors deferring cash fees accrue interest monthly at the average of the six month Treasury bill rate. Currently, four directors participate in this plan. The table below shows the amounts deferred for the 2009 fiscal year.

	2009 Fees	Payment of Deferred
Name	Percent Deferred	Fees from Prior Years

Robert R. Banta	0%	$ —
Raymond W. Boushie	0%	$ —
Peter J. Gundermann	0%	$ —
John D. Hendrick	100%	$ —
Kraig H. Kayser	100%	$ —
Brian J. Lipke	100%	$ —
Robert H. Maskrey	0%	$ —
Albert F. Myers	100%	$ —

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Company’s Compensation Program

The objectives of the Company’s executive compensation program are to:

(1) Provide a compensation package that will attract, retain, motivate and reward superior executives who must operate in a highly competitive and technologically challenging environment.

(2) Relate annual changes in executive compensation to overall Company performance, as well as each individual’s contribution to the results achieved. The emphasis on overall Company performance is intended to align the executives’ financial interests with increased shareholder value.

(3) Achieve fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management remuneration.

The Company’s executive compensation program is designed to balance competing interests. On the one hand, we recognize that near-term shareholder value can be created by the achievement of near-term results. Recognizing this reality, annual salary increases and cash bonuses are tied to annual EPS performance. On the other hand, the Company’s business, particularly in aerospace and defense, requires that executives make decisions and commitments whose benefits, in financial terms, take years to develop. Our executive stock incentive program is intended to reward long-term success and to align our executives’ financial interests with those of long-term shareholders.

Looking across the spectrum of U.S. public companies, it’s evident there are a variety of approaches to executive compensation, each of which can be successful under the right set of circumstances. Our Company has used our current approach since Mr. Brady became CEO in 1988. Restructuring charges detracted from the Company’s financial performance in the early 1990’s and the global recession negatively impacted performance during the 2009 fiscal year. However, from 1995 the Company has consistently increased earnings per share in all but fiscal 2009, and in 13 of the last 15 years the Company has achieved year-over-year earnings per share increases of 10% or more. Since 1998, compound annual growth in earnings per share has been approximately 10%. In turn, our Class A share price has increased from $2.30 at the beginning of the 1995 fiscal year to $28.08 by the end of the 2009 fiscal year. The Company believes the effectiveness of its relatively simple, straightforward approach to executive compensation has been evidenced by this superior performance record, and, in turn, the superior performance of our stock.

Elements of the Executive Compensation Program

Salaries

The Company uses the Hay Job Evaluation System for professional employees, including its named executive officers. The Hay methodology is an analytical, factor-based scheme that measures the relative size of jobs in the form of points within an organization. Base salaries are determined on an annual basis with reference to salary range data provided by the Hay Group.

Management Profit Share

The Company’s senior leadership, both managerial and technical, numbers about 300 persons. This entire group participates in a discretionary profit sharing program in which the payout each year is a function of the year-over-year growth rate in the Company’s earnings per share.

The Company uses this single metric to underscore the importance of collaboration at all levels of leadership. The Company supplies products to a diverse array of customers in a variety of markets. The common thread is that the technology used in high-performance motion control and fluid flow systems and our key technical resources are transportable from one segment to another in response to fluctuating customer demands. Having our senior leadership focus on “what’s good for the Company” has been an important factor in the Company’s consistent performance.

Stock Options

Over the Company’s history, stock option awards have been a consistent element of executive compensation. The 1998 Stock Option Plan covers the award of options on 2,025,000 shares of Class A shares and terminated in December 2007. The 2003 Stock Option Plan covers an additional 1,350,000 Class A shares and will terminate in 2012. In the interest of maintaining alignment between management and shareholders interests, the 2003 plan imposes a three-year holding period on option shares unless previously owned stock is used in payment of the option exercise price. All stock option awards are priced at the market-closing price on the day the Stock Option Committee approves the option awards.

Stock options issued to executive officers are intended to be incentive stock options (ISO’s), and those issued to directors, as non-employees, are non-qualified stock options. Stock options issued to executive officers and directors cannot be exercised until at least one year after the option grant. Each executive officer option grant contains a vesting schedule, with the vesting schedule constructed to maintain the treatment of the options as ISO’s. However, in certain cases options granted to executive officers will be treated as non-qualified due to IRS limitations. Stock options issued to directors do not have a vesting schedule and can be exercised at any time starting one year after the option grant.

Stock options were generally granted once a year in prior years. The options were priced at the New York Stock Exchange closing price on the day the Board approves the option grants. It is Company policy not to re-price option grants. Almost all of the shares authorized in the 1998 and 2003 Plans have been granted as options.

Stock Appreciation Rights

The shareholders of the Company, on January 9, 2008, approved the Moog Inc. 2008 Stock Appreciation Rights Plan (the “Plan”) providing for the award of stock appreciation rights (“SARs”). SARs confer a benefit based on appreciation in value of the Company’s Class A common stock, and are payable in the form of Class A shares, to non-employee directors, officers and employees of the Company and its subsidiaries. The SAR Plan, which will terminate on January 9, 2018, covers the award of a total of 2,000,000 SARs.

The purpose of the SARs Plan is to promote the long term success of the Company and to create shareholder value by (a) encouraging non-employee directors, officers and employees performing service for the Company to focus on critical long-range objectives, (b) encouraging the attraction and retention of eligible participants with exceptional qualifications, and (c) linking participants directly to stockholder interests through ownership of the Company. The Plan seeks to achieve this purpose by providing for awards in the form of SARs that derive value only from the appreciation in price of the Company’s stock and that are payable in shares of Company stock.

Retirement Programs

Our U.S. based named executive officers participate in a defined benefit retirement plan covering Moog’s U.S. based employees. The Company believes that a key element in attracting and retaining employees at all levels of the organization includes a retirement plan. The Company has long provided a defined benefit plan, and new U.S. employees hired after January 1, 2008 will be covered under a defined contribution plan. The benefit accrual available to U.S. based executive officers under the qualified defined benefit plan is limited to $245,000 in base compensation. The Company maintains a Supplemental Executive Retirement Plan (“SERP”) for its executive officers to bridge the gap between legally mandated limits on qualified pension plan benefits and the retirement benefits offered at comparable public companies. While the Company formally funds the qualified defined benefit plan, the SERP is not formally funded.

The value of pension benefits for each named executive officer can be found in the table on page 28.

Medical Coverage

Our named executive officers participate in the same health insurance programs available to all employees. In addition, our executive officers have coverage under an enhanced medical insurance policy that covers all unpaid healthcare expenses up to a limit of $25,000 per year. This enhanced coverage plan was established many years ago in accordance with then industry practice for senior executives. We believe that conforming in this way to industry standards is an aid in executive retention.

Vacation, Disability and Group Life Insurance

Named executive officers participate in the same vacation, disability and life insurance programs as all other Moog employees. Life insurance coverage for employees is based upon a multiple of salary, with the multiple for named executive officers’ generally two times annual salary.

Our U.S. vacation plan provides an annual basic benefit of three weeks once an employee has reached five years of service. In addition, our plan has a unique feature. Beginning on the tenth anniversary of employment, in addition to the standard three weeks vacation, each employee is awarded an additional seven weeks of vacation. This award occurs again every five years. This plan was created by our founder, Bill Moog, with the idea that every few years each employee might have the opportunity for a brief sabbatical. This feature serves to attract and retain key talent. The unused vacation accumulates annually. Under certain circumstances, such as when employees have a significant personal need such as major home repairs, high medical costs, college tuition bills for their children, among others, employees can exchange unused vacation for cash. The payment of cash in lieu of vacation is subject to management approval, with the employee needing to demonstrate financial need. As a practical matter, many long-term employees retire with a substantial amount of unused vacation which is then paid in cash.

Termination Benefits

Named executive officers and other members of executive management are provided Termination Benefit Agreements that are triggered under certain circumstances, including a change in control. Under these agreements, executive officers receive salary continuance for up to three years based upon length of service, management profit share on a prorated basis in the year of termination, medical coverage, life and disability benefits and club dues for one year. These agreements are designed to retain executives and provide continuity of management in the event of a change in control. The Company believes that these severance and change in control benefits are required to attract and retain executive talent in a marketplace where such benefits are commonly offered. Further information can be found under the heading Potential Payments Upon Termination or Change in Control section on pages 29-31.

Other Benefits

The Company reimburses fees for membership in certain private clubs so that the company’s executives have these facilities available for entertaining customers, conducting company business and fulfilling community responsibilities.

THE PROCESS FOR DETERMINATION OF COMPENSATION

The Executive Compensation Committee of the Board is composed solely of independent, non-employee directors. The Committee meets in executive session to determine CEO compensation, and has final approval on all elements of key executive compensation including salaries, profit sharing and other benefit programs.

The Hay Group Job Evaluation system is used to develop ratings for each senior executive position. Each year the committee is provided data from Hay Group that relates existing pay levels to the Hay numerical ratings. These data provide a salary range mid-point for each job rating with a minimum and maximum for the salary range which is ± 30% from the mid-point. In order to recommend the salary ranges Hay Group makes comparisons to two groups of companies. The first is their entire database of industrial companies. The second comparison is a group of sixteen companies whose businesses are similar to Moog’s and whose revenues are reasonably comparable. For the 2009 fiscal year this group consisted of Rockwell Collins, Alliant Techsystems, Finmeccanica (formerly DRS Technologies), Curtiss-Wright, BE Aerospace, Esterline, the Triumph Group, Woodward Governor, Hexcel, Kaman, Orbital Sciences, AAR, Teledyne, Spirit Aerosystems, Cubic and Ceradyne.

The process for setting annual base salaries is one wherein the CEO makes recommendations and the Committee approves or adjusts those recommendations for a final determination. As part of this process, the CEO prepares a performance appraisal for each executive officer which is reviewed in some detail by the Committee. These performance appraisals take into consideration: 1) the outcomes achieved by the unit or function for which the officer is responsible, 2) the conduct and contribution of the officer in achieving those results, 3) the support provided by the officer and the organization he manages in achieving overall Company results, and 4) the officer’s achievements in developing organizational strength for the future. In addition to the review of each officer’s performance appraisal, the CEO and the Committee review the relationship of the officer’s salary to the Hay Group salary range data provided for each officer position. The Committee generally expects that a new officer with limited experience will be in the lower quartile of the survey. As the officer’s capabilities develop and achievements accumulate, the Committee generally expects the officer will move through the mid-point range of the survey range and ultimately be positioned in the upper quartiles. When appropriate, the Committee will make adjustments to achieve this positioning. Mr. Brady and Mr. Green have been in their current positions for over 20 years. Their salaries are currently in the upper quartile of their respective salary ranges. Mr. Berardi has been in his current position for nine years. His salary is slightly below the mid-point of his salary range. Mr. Johnson has been in his current position for ten years. His salary is slightly below the mid-point of his salary range. Mr. Scannell has been in his position for two years. His salary is in the lowest quartile of his salary range. The Committee is mindful of the IRS limitation on deductibility of compensation over $1 million, and only Mr. Brady’s compensation for 2009 has exceeded the IRS limitation.

No salary increases were made to executives for the 2009 fiscal year due to the economic recession.

Annual cash bonuses paid to senior executives are developed in accordance with a management profit sharing plan in which there are slightly over 300 participants. For this group, cash bonuses are paid each year in which the Company achieves growth in earnings per share. The bonus amount payable to each participant is determined by multiplying the participant’s base salary by the product of the percentage improvement in Moog’s earnings per share and a multiplier of 1.33, 1.00 or 0.67 based on a participant’s responsibilities. Our named executives are a subset of a group of about 35 senior executives who have the highest level of responsibility in the Company. Each person in this group receives a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 1.33. The second group of senior managers numbers about 75. Each person in this group receives a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 1.00. The largest group numbers about 200 people. Each person in this group receives a cash bonus that is equal to the participant’s base salary multiplied by the percentage improvement in earnings per share times 0.67. The multiplier is used to achieve bonus payments which, in years of strong earnings growth, are somewhat comparable to the bonus plans in other companies for executives in each group. The result is a plan which pays very modest bonuses for top executives compared to companies in the peer group.

No cash bonuses were paid under the management profit sharing plan in 2009 since the Company did not achieve growth in earnings per share.

THE PROCESS FOR DETERMINING STOCK OPTION AWARDS

The Stock Option Committee of the Board is composed solely of independent non-employee directors. The Company believes that stock ownership on the part of executive officers serves to align the leadership of the Company with the interest of shareholders, and that a stock option plan is an attractive and effective way for the officers to accumulate a stock ownership position. The Committee does not use a formulaic approach, but in years when performance is considered adequate, the Committee invites the CEO to make recommendations for stock option awards. These recommendations are either approved or adjusted by the Committee. With regard to the CEO, stock option awards are determined by the Stock Option Committee. The Committee has always been mindful of the relationship between the number of options awarded and the shares outstanding. As of the 2009 fiscal year end, the Company’s outstanding unexercised options divided by total outstanding shares is 3.7%. In each of the prior three fiscal years, we have awarded options on 27,000 shares for the CEO and 20,250 shares for each of the executive officers. During the 2009 fiscal year, there were no options awarded to officers or directors.

THE PROCESS FOR DETERMINING STOCK APPRECIATION RIGHTS AWARDS

The Stock Option Committee of the Board of Directors has been appointed by the Board of Directors to administer the Company’s Stock Appreciation Rights Plan. The Stock Option Committee has the authority, subject to the terms of the Plan, to determine the persons eligible to receive awards, when each award will be granted, the terms of each award, including the number of SARs granted, and to construe and interpret the terms of the Plan and awards granted under it. SARs under the Plan may not be repriced.

The Plan only provides for awards of SARs. A SAR award will contain such terms and conditions as determined by the Stock Option Committee, subject to the terms of the Plan, including the date on which the SARs becomes exercisable and the expiration date of the SARs. The exercise price of a SAR will be equal to the fair market value of one Class A share on the date of grant. The total number of SARs awarded to any one employee during any fiscal year of the Company may not exceed 50,000 SARs.

SARs will vest and be exercisable pursuant to the terms and conditions outlined in each participant’s award agreement, as determined by the Stock Option Committee. SARs will not become exercisable earlier than the first anniversary of the date of grant, and vested SAR awards will be exercisable by participants only until the tenth anniversary of the date of grant.

During the 2009 fiscal year, SAR awards of 27,000 shares for the CEO and 20,500 shares for each of the executive officers were granted. The total of SAR awards to all officers and directors was 267,000 shares, or 0.6% of shares outstanding.

RISK REVIEW

In formulating and evaluating the Company’s executive compensation program, the Executive Compensation Committee considers whether the program incentivizes excessive risk taking. After review, a determination was made that the Company’s compensation programs do not encourage excessive risk taking since each significant component of the executive compensation program is linked to widely accepted measurements of shareholder value, such as increased earnings per share and increased share price.

THE PROCESS FOR CHANGING OTHER EXECUTIVE BENEFITS

Any changes in benefit plans which include and affect executive officers are presented to the Executive Compensation Committee for review and approval and presentation to the entire Board.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors has reviewed and discussed with Moog’s management the above Compensation Discussion and Analysis. Based on this review and these discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John D. Hendrick, Chair	Brian J. Lipke
Raymond W. Boushie	Albert F. Myers

2009 SUMMARY COMPENSATION TABLE

The table on the next page presents dollar amounts computed as required under SEC rules. The change in total dollars shown in the last column could lead readers to conclude that compensation for the named executives increased substantially from 2008 to 2009. The reality is that the cash compensation for the named executives, which includes salary and non-equity incentive compensation, actually declined from 2008 to 2009. None of the named executives received a salary increase in 2009. The difference between the salaries shown in 2008 and 2009 reflects the fact that salary increases are implemented on a calendar year, not fiscal year basis. Therefore, salaries for the first three months of fiscal 2008 were paid at the 2007 salary level.

As shown in the table, there was no non-equity incentive plan compensation awarded in 2009. Officers of the Company participate in a management profit share plan which pays a cash bonus only in the event that there is an increase in earnings per share. This criterion was not met in 2009.

The amounts shown in the column “SAR Option Awards” are the amounts expensed by the Company for SARs and options awarded in 2009 and in previous years. Substantially all of the options and all of the SARs are currently “underwater” in that the strike prices are substantially higher than the current stock price. On that basis, these underwater options and SARs are worthless and they will not have value until the Company stock price exceeds the strike price.

The amounts shown under the column “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” reflect the change in the actuarial present value of each named executive’s retirement benefits. For 2009, all our employees participating in our U.S. defined benefit plan, including the named executives, have an increase in the actuarial value of their pension benefit. The Company made no improvements in retirement benefits for any of our employees, including the named executives, and the increased values for 2009 simply reflect the impact of lower interest rates on the actuarial present value calculations.

The amounts under the column “All Other Compensation” are described in Note 5 below.

In summary, excluding Mr. Green’s cash paid in lieu of vacation accrued, each of the named executives received less cash compensation in 2009 than they received in 2008 or 2007. The amounts shown for options and SARs reflect principally the accounting expense of these awards as reflected in the Company’s financial statements. These amounts do not reflect the current or prospective value of these awards to the executive. The amounts shown for pension value are simply formulaic estimates of the prospective future value of the executive’s retirement benefits.

					Change
					in Pension
					Value and
				Non-Equity	Non-Qualified
			SAR &	Incentive	Deferred
			Option	Plan	Compensation	All Other
		Salary	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year (1)	($)(2)	($) (3)	($)	($) (4)	($) (5)	($)

Robert T. Brady	2009	$913,015	$256,493	$—	$539,505	$33,870	$1,742,883
Chairman of the Board,	2008	$901,014	$283,931	$212,504	$—	$32,346	$1,429,795
President, Chief Executive Officer	2007	$853,689	$358,613	$216,057	$250,859	$52,440	$1,731,658
John R. Scannell	2009	$360,006	$309,283	$—	$255,124	$31,548	$955,961
Chief Financial Officer,	2008	$351,005	$206,153	$83,002	$—	$30,249	$670,409
Vice President	2007	$340,827	$58,528	$78,859	$77,340	$28,130	$583,684
Joe C. Green	2009	$615,014	$197,309	$—	$345,624	$291,417	$1,449,364
Executive Vice President,	2008	$607,012	$217,205	$143,145	$—	$24,530	$991,892
Chief Administrative Officer	2007	$575,505	$273,795	$145,619	$105,873	$51,628	$1,152,420
Martin J. Berardi	2009	$367,016	$459,952	$—	$398,269	$44,026	$1,269,263
Vice President	2008	$355,014	$307,954	$85,423	$—	$42,023	$790,414
Medical Devices Group	2007	$314,761	$208,984	$79,680	$106,701	$38,877	$749,003
Warren C. Johnson	2009	$461,010	$459,952	$—	$463,259	$35,429	$1,419,650
Vice President	2008	$455,010	$307,954	$107,300	$—	$33,325	$903,589
Aircraft Group	2007	$433,257	$208,984	$109,153	$135,243	$56,725	$943,362

(1)	The years reported are Moog’s fiscal years ended October 3, 2009, September 27, 2008 and September 29, 2007.

(2)	Includes amounts, if any, deferred at the direction of the executive officer pursuant to Moog’s 401(k) Plan.

(3)	This column shows the dollar amounts recognized in Moog’s fiscal years 2009, 2008 and 2007 financial statements for reporting purposes in accordance with SFAS 123(R). The amounts represent the compensation costs of outstanding stock appreciation rights granted in 2009 and outstanding stock options which were granted in 2008 and prior fiscal years. The amounts do not reflect the actual amounts that may be realized by the executive officers. A discussion of the assumptions used in calculating these values may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009.

(4)	The amounts in this column represent the aggregate change in the actuarial present value of the officer’s accumulated retirement benefits under the Moog Inc. Employees Retirement Plan and the Moog Inc. Supplemental Executive Retirement Plan. Annualized decreases in value occurring during 2008 were Mr. Brady $(217,820), Mr. Scannell $(63,303), Mr. Green $(209,630), Mr. Berardi $(54,346) and Mr. Johnson $(101,709). See the Pension Benefits table on page 28 for additional information.

(5)	The table below shows the components of this column, which include health care and life insurance premiums, Company matching contributions to Moog’s defined contribution plans, perquisites, and accrued vacation payments. The amounts represent the amount paid by, or the incremental cost to, the Company.

				Medical
		Cash Paid		And Dental/
		in Lieu of	Group Life	Executive	Disability
		Vacation	Insurance	Health	Insurance	Other	401 (k)
Name	Year	Accrued	Premium	Premiums	Premium	Perquisites (1)	Plan Match

Robert T. Brady	2009	$—	$2,907	$16,275	$2,863	$11,825	$—
John R. Scannell	2009	$—	$2,129	$21,239	$2,517	$4,513	$1,150
Joe C. Green	2009	$272,026	$2,907	$11,747	$2,863	$724	$1,150
Martin J. Berardi	2009	$—	$2,129	$21,239	$2,552	$16,956	$1,150
Warren C. Johnson	2009	$—	$2,685	$21,239	$2,863	$7,492	$1,150

(1)	Other perquisites principally consist of club dues and auto expenses.

2009 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards made to the executive officers named in the Summary Compensation Table during the fiscal year ended October 3, 2009.

		Number of	Exercise	Grant Date
		Securities	Price of	Fair Value
	Grant	Underlying	SAR	of SAR
Name	Date (1)	SARs (#)	Awards (2)	Awards (3)

Robert T. Brady	10/31/2008	27,000	$35.12	$246,240
John R. Scannell	10/31/2008	20,500	$35.12	$309,550
Joe C. Green	10/31/2008	20,500	$35.12	$186,960
Martin J. Berardi	10/31/2008	20,500	$35.12	$309,550
Warren C. Johnson	10/31/2008	20,500	$35.12	$309,550

(1)	The grant date is the date the Stock Option Committee of the Board of Directors meets to approve the awards.

(2)	The amounts shown for SAR awards represent the number of SARs granted to each officer during fiscal year 2009. SARs for only Class A shares were granted. The SARs vest in equal increments over three years. The exercise price per share is the closing price of Moog Class A stock on the date of grant. The rights expire ten years after the date of grant.

(3)	This column shows the full grant date fair value of the equity awards under SFAS 123(R). Generally, the full grant date fair value is the amount the Company could expense in its financial statements over the awards’ performance period assuming performance at target. Assumptions made in the calculations of these amounts may be found in Note 14 to the audited financial statements in Moog’s Annual Report on Form 10-K for the fiscal year ended October 3, 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options &	Options &
	Grant	SARs -	SARs -	Exercise	Expiration
Name	Date (1)	Exercisable	Unexercisable	Price ($)	Date

Robert T. Brady	11/10/1999	27,000		$7.07	11/10/2009
	11/29/2000	27,000		$7.59	11/29/2010
	11/28/2001	11,119	15,881	$8.82	11/28/2011
	11/26/2002		27,000	$12.53	11/26/2012
	12/02/2003		27,000	$19.74	12/02/2013
	11/30/2004		27,000	$28.01	11/30/2014
	11/29/2005		27,000	$28.94	11/29/2015
	11/28/2006		27,000	$36.67	11/28/2016
	11/26/2007		27,000	$42.45	11/26/2017
	10/31/2008		27,000	$32.15	10/31/2018
John R. Scannell	11/10/1999	10,125		$7.07	11/10/2009
	11/26/2002	11,250		$12.53	11/26/2012
	11/30/2004	9,000	2,250	$28.01	11/30/2014
	11/28/2006	1,247	19,003	$36.67	11/28/2016
	11/26/2007		20,250	$42.45	11/26/2017
	10/31/2008		20,500	$32.15	10/31/2018
Joe C. Green	11/26/2002	7,979	10,331	$12.53	11/26/2012
	12/02/2003		20,250	$19.74	12/02/2013
	11/30/2004		20,250	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006		20,250	$36.67	11/28/2016
	11/26/2007		20,250	$42.45	11/26/2017
	10/31/2008		20,500	$32.15	10/31/2018
Martin J. Berardi	11/26/2002	20,250		$12.53	11/26/2012
	12/02/2003	5,128	15,122	$19.74	12/02/2013
	11/30/2004		20,250	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006		20,250	$36.67	11/28/2016
	11/26/2007		20,250	$42.45	11/26/2017
	10/31/2008		20,500	$32.15	10/31/2018
Warren C. Johnson	11/28/2001	4,605		$8.82	11/28/2011
	11/26/2002	20,250		$12.53	11/26/2012
	12/02/2003	2,451	17,799	$19.74	12/02/2013
	11/30/2004		20,250	$28.01	11/30/2014
	11/29/2005		20,250	$28.94	11/29/2015
	11/28/2006		20,250	$36.67	11/28/2016
	11/26/2007		20,250	$42.45	11/26/2017
	10/31/2008		20,500	$32.15	10/31/2018

(1)	Stock options and SARs are generally granted at the Board Meeting held in late November or early December. The exercise price is the closing price on the date the Board of Directors approves the stock option or SAR award. Stock option and SAR awards are not re-priced or granted retroactively.

(2)	Stock options and SARs are not exercisable until the first anniversary of the grant date, and vest at varying intervals as follows:

Name	Grant Date	Options Held	Vesting Schedule

Robert T. Brady	11/10/1999	27,000	13,303 on 11/10/2004 and 13,697 on 11/10/2005
	11/29/2000	27,000	410 on 11/29/2005, 13,168 on 11/29/2006, 13,168 on 11/29/2007 and 254 on 11/29/2008
	11/28/2001	27,000	11,119 on 11/28/2008, 11,337 on 11/28/2009 and 4,544 on 11/28/2010
	11/26/2002	27,000	100% on 11/26/2010
	12/02/2003	27,000	100% on 12/30/2010
	11/30/2004	27,000	100% on 12/30/2010
	11/29/2005	27,000	100% on 12/30/2010
	11/28/2006	27,000	100% on 11/28/2009
	11/26/2007	27,000	100% on 11/26/2010
	10/31/2008	27,000	9,000 on 10/31/2009, 9,000 on 10/31/2010 and 9,000 on 10/31/2011
John R. Scannell	11/10/1999	10,125	2,025 on 11/10/2000, 2,025 on 11/10/2001, 2,025 on 11/10/2002, 2,025 on 11/10/2003 and 2,025 on 11/10/2004
	11/26/2002	11,250	2,250 on 11/26/2003, 2,250 on 11/26/2004, 2,250 on 11/26/2005, 2,250 on 11/26/2006 and 2,250 on 11/26/2007
	11/30/2004	11,250	2,250 on 11/30/2005, 2,250 on 11/30/2006, 2,250 on 11/30/2007, 2,250 on 11/30/2008 and 2,250 on 11/30/2009
	11/28/2006	20,250	239 on 11/28/2007, 1,008 on 11/26/2008, 1,008 on 11/28/2009, 2,727 on 11/28/2010, 2,727 on 11/28/2011, 2,727 on 11/28/2012, 2,727 on 11/28/2013, 2,727 on 11/28/2014, 2,727 on 11/28/2015 and 1,633 on 11/28/2016
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
Joe C. Green	11/26/2002	18,310	7,979 on 11/26/2008, 7,979 on 11/26/2009 and 2,352 on 11/26/2010
	12/02/2003	20,250	3,572 on 12/02/2010 and 16,678 on 3/02/2011
	11/30/2004	20,250	100% on 3/02/2011
	11/29/2005	20,250	100% on 3/02/2011
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
Martin J. Berardi	11/26/2002	20,250	4,390 on 11/26/2005, 7,979 on 11/26/2006 and 7,118 on 11/26/2007
	12/02/2003	20,250	62 on 12/2/07, 5,066 on 12/02/2008, 5,065 on 12/02/2009, 5,065 on 12/02/2010 and 4,992 on 12/02/2011
	11/30/2004	20,250	51 on 11/30/11, 3,569 on 11/30/2012, 3,568 on 11/30/2013 and 13,062 on 11/30/2014
	11/29/2005	20,250	100% on 11/29/2015
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011
Warren C. Johnson	11/28/2001	4,605	100% on 11/28/2005
	11/26/2002	20,250	176 on 11/26/2005, 7,978 on 11/26/2006, 7,978 on 11/26/2007 and 4,118 on 11/26/2008
	12/02/2003	20,250	2,451 on 12/02/2008, 5,066 on 12/02/2009, 5,065 on 12/02/2010, 5,065 on 12/02/2011 and 2,603 on 12/02/2012
	11/30/2004	20,250	1,736 on 11/30/2012, 3,568 on 11/30/2013 and 14,946 on 11/30/2014
	11/29/2005	20,250	100% on 11/29/2015
	11/28/2006	20,250	100% on 11/28/2009
	11/26/2007	20,250	100% on 11/26/2010
	10/31/2008	20,500	6,834 on 10/31/2009, 6,833 on 10/31/2010 and 6,833 on 10/31/2011

2009 OPTION AND SAR EXERCISES AND STOCK VESTED

The following table provides information for the executive officers named in the Summary Compensation Table regarding the exercises of stock options and SARs during the fiscal year ended October 3, 2009.

	Option Awards		SAR Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Exercise (#)	Exercise ($)

Robert T. Brady (1)	27,000	$643,343	n/a	$ —
John R. Scannell	n/a	$—	n/a	$ —
Joe C. Green	n/a	$—	n/a	$ —
Martin J. Berardi	n/a	$—	n/a	$ —
Warren C. Johnson	n/a	$—	n/a	$ —

(1)	The following outlines the number of options and market price of Mr. Brady’s stock option exercises in the 2009 fiscal year:

	Number of	Exercise	Exercise	Market	Amount
Grant Date	Options	Date	Price	Price	Realized

11/17/1998	23,625	11/14/2008	$8.63	$33.36	$584,247
5/13/1999	3,375	5/13/2009	$9.19	$26.70	$59,096

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains the 1998 Stock Option Plan, the 2003 Stock Option Plan and the 2008 Stock Appreciation Rights Plan. Set forth below is information as of October 3, 2009 regarding Class A shares that may be issued under the plans.

Number of Securities
Remaining Available for
	Number of Securities to	Weighted-Average	Issuance Under Equity
	be Issued Upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a)
	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders (1)	2,177,136	$28.64	1,535,942

(1)	The number of securities remaining available for future issuance by plan is: 24,442 for the 2003 Stock Option Plan and 1,511,500 for the 2008 Stock Appreciation Rights Plan. There are no securities remaining available under the 1998 Stock Option Plan.

PENSION BENEFITS

Moog maintains a tax-qualified defined benefit retirement plan covering most employees. The plan was closed to new participants as of January 1, 2008 and replaced with a defined contribution plan. The qualified defined benefit plan is funded by employer contributions. Currently, all of the named executive officers participate in the Moog Inc. Employees Retirement Plan (the “Moog Retirement Plan”).

Because the Internal Revenue Code limits the benefits that may be paid from the tax-qualified plan, the Moog Inc. Supplemental Executive Retirement Plan (the “Moog SERP”) was established to provide retirees participating in the qualified plans with supplemental benefits so they will receive, in the aggregate, benefits which are comparable to those they would have been entitled to receive under the qualified plan had these limits not been in effect. A Rabbi Trust was established under which certain funds have been set aside to satisfy some of the obligations under the Moog SERP. If the funds in the Trust are insufficient to pay amounts payable under the Moog SERP, the Company will pay the difference.

MOOG RETIREMENT PLAN

Under the Moog Retirement Plan, benefits are payable monthly upon retirement to participating employees of the Company. These benefits are based upon compensation and years of service and subject to limitations imposed by the Employee Retirement Income Security Act of 1974 (“ERISA”). The Moog Retirement Plan is administered by a Retirement Plan Committee and covers all eligible employees with one year of service and a minimum of 1,000 hours of employment.

Benefits payable under the Plan are determined on the basis of compensation and credited years of service. A participant’s accrued benefit is equal to the sum of the participant’s prior service benefit, if any, and the participant’s future service benefit.

A participant is entitled to a prior service benefit if the participant was actively employed on or after January 1, 1998 (or retired as of January 1, 1998) and was employed by the Company before October 1, 1990. The prior service benefit is 1.15% of the first $20,000 of prior service compensation, plus 1.75% of prior service compensation in excess of $20,000, multiplied by the participant’s prior service. “Prior service compensation” is the greater of (i) the participant’s basic annual rate of pay on January 1, 1988, and (ii) the amount of the participant’s annual rate of pay plus overtime and shift differential received in the calendar year ending December 31, 1989, not to exceed $150,000. “Prior service” is the number of years and completed months of credited service with the Company through October 1, 1990.

A participant’s future service benefit is computed separately for each year of credited service beginning with October 1, 1990, or the participant’s date of hire, if later, and is equal to 1.15% of the participant’s future service compensation not in excess of $20,000, plus 1.75% of the participant’s future service compensation in excess of $20,000. In any event, after a participant is credited with 35 years of combined prior service and future service, the participant’s benefit for each year of future service will be 1.75% of future service compensation. “Future service compensation” with respect to a plan year is the amount of basic annual pay, plus any overtime or shift differential, a participant receives in the calendar year ending within that plan year. The maximum dollar amount of future service compensation that may be used for Plan purposes is set by law and adjusted periodically. The maximum dollar amount for the 2008 Plan Year is $230,000 and for 2009 Plan Year is $245,000.

Any participant who entered the Moog Retirement Plan before the 2002 plan year and retires with five years or more of service will receive a minimum pension benefit. If the participant joined the Plan before October 1, 2002 and retires at age 65 with 15 or more years of vesting service, the minimum pension benefit will be at least $2,400 per year. If the participant joined the Plan before October 1, 2002 and retires at age 65 with between 5 and 15 years of service, the minimum pension benefit will be a prorated portion of the $2,400 per year minimum benefit.

Generally, new employees hired on or after January 1, 2008 are not eligible to participate in the Moog Retirement Plan. New employees hired after that date will be covered under a defined contribution plan.

SUPPLEMENTAL RETIREMENT PLAN

The Moog SERP pays benefits to eligible officers of the Company. A covered officer generally becomes vested in, and may be eligible for, a Moog SERP benefit if the covered officer has at least 10 continuous years of service, and either (1) retires at age 65 or later or (2) retires after age 60 with a combined total of age and years of service at least equal to 90.

For an eligible officer who retires at age 65 with 25 or more years of service, the Moog SERP benefit is equal to 65% of the eligible officer’s compensation, less any benefits payable under the Moog Retirement Plan and less one-half the primary Social Security benefit of such officer at age 65. For purposes of the Moog SERP, an eligible officer’s “compensation” generally is the sum of the average of the highest consecutive three-year base salary paid to the officer prior to retirement, plus the highest annual profit share paid to the officer within three years of the officer’s retirement. An officer 60 or more years of age, whose combined chronological age and years of service equal or exceed 90, may elect early retirement and receive reduced benefits. A reduced benefit is available for officers with 10 and 24 years of service.

A participant’s benefits also are vested in the event of an involuntary termination of employment other than for death, disability, retirement or cause, as defined in the Moog SERP. For purposes of the Moog SERP, a change in duties, responsibilities, status, pay or perquisites within two years of a change of control of the Company, as defined therein, is deemed an involuntary termination.

The years of credited service and present value of accumulated benefits for the named executives under the Moog Retirement Plan and the Moog SERP are:

2009 PENSION BENEFITS TABLE

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service (1)	Benefits ($)(2)	Fiscal Year ($)

Robert T. Brady	Moog Retirement Plan	43.167	$1,366,520	$ —
	Moog SERP	43.167	$5,315,688	$ —
John R. Scannell	Moog Retirement Plan	6.167	$78,278	$ —
	Moog SERP	19.000	$635,324	$ —
Joe C. Green	Moog Retirement Plan	43.667	$1,307,837	$ —
	Moog SERP	43.667	$3,326,404	$ —
Martin J. Berardi	Moog Retirement Plan	29.250	$332,736	$ —
	Moog SERP	29.250	$1,081,560	$ —
Warren C. Johnson	Moog Retirement Plan	26.667	$230,548	$ —
	Moog SERP	26.667	$1,377,282	$ —

(1)	Credited service is determined in years and months as of September 30, 2009.

(2)	The “Present Value of Accumulated Benefits” is based on the same assumptions as those used for the valuation of the plan liabilities in Moog’s annual report on Form 10-K for the fiscal year ended October 3, 2009, and are calculated as of the September 30, 2009 measurement date. The assumptions made in the calculations of these amounts may be found in Note 11 to the audited financial statements in Moog’s Form 10-K.

All SERP benefits are assumed to be paid monthly in accordance with the plan document.

“Credited Service” includes only service with Moog (or certain acquired employers). In general, Moog does not grant extra years of credited service.

2009 NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in Last	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
Name	Fiscal Year ($) (1)	Last Fiscal Year ($)	Fiscal Year ($)	Distributions ($)	FYE ($)

Robert T. Brady	—	—	—	—	—
John R. Scannell	—	—	—	—	—
Joe C. Green	—	—	—	—	—
Martin J. Berardi	—	—	—	—	—
Warren C. Johnson	—	—	—	—	—

(1)	None of the named executive officers deferred any salary in 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into Employment Termination Benefits Agreements (“Termination Agreements”) with its executive officers. These Termination Agreements cover termination as a result of death, disability, or retirement, termination for cause, voluntary and involuntary termination of employment, as well as involuntary termination after a change in control. The following is a summary of the termination benefits provided under various circumstances.

Payments Upon Death, Disability or Retirement

In the event of the death of an officer, the estate or surviving spouse will receive a payment of six months salary, receive a management profit sharing payment pro-rated to the date of the officer’s death, and any unused vested vacation. A payment of approximately two times annual salary will be paid under the Company’s Group Life Insurance plan, subject to a cap of $1,046,500. The estate or surviving spouse will receive payments under the Company’s pension and 401(k) plans, and all unexpired stock options and SARs will fully vest, and the estate or surviving spouse will have one year to exercise unexpired stock options and two years to exercise SARs.

In the event an officer becomes disabled or retires, the officer is entitled to the same benefits, as described above, with the exception of life insurance and salary continuation. If the officer becomes disabled, the officer also will receive payments under the Company’s disability plan. If the officer retires, the officer will receive all benefits provided generally by the Company to its executives upon retirement, including benefits under any retirement or supplemental retirement plans and insurance benefits provided upon retirement.

Termination for Cause

Under the Termination Agreements, “cause” is considered a harmful act or omission constituting a willful and a continuing failure to perform material and essential employment obligations, conviction of a felony, willful perpetration of common law fraud, or any willful misconduct or bad faith omission constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. In this case, the officer is entitled to all benefits vested under retirement plans, and payment of unused vested vacation. The officer is not entitled to management profit share, no severance is provided and all stock options and SARs expire.

Voluntary Termination

When an officer voluntarily terminates employment with the Company, the officer is entitled to receive all pension benefits accrued under the Company’s retirement or supplemental retirement plans up to the date of termination, and payment for all unused vested vacation. For officers age 55 and older, any unvested stock options and SARs become fully vested on the day prior to the officer’s termination, while for officers under age 55, any unvested stock options and SARs expire.

Involuntary Termination Without Cause and Involuntary Termination After a Change in Control

The termination benefits provided to an officer under the Termination Agreements in the case of involuntary termination without cause and in the event of involuntary termination after a change in control are identical. The officer will receive salary continuance for no less than 12 months and no more than 36 months, depending on length of service. Management profit share will be paid on a pro-rated basis for service up to the date of termination, and any unused vested vacation will be paid. The Company will pay, for one year after involuntary termination or involuntary termination after a change in control, medical, life and disability premiums on behalf of the officer, one year of auto related expenses, as well as one year of club membership dues for which reimbursement was provided by the Company. The officer is entitled to all vested benefits under the employee’s retirement plan, and the right to exercise all options within 12 months of termination and all SARs within 90 days of termination. The Termination Agreements provide that an officer cannot compete with the Company during the term of the Termination Agreement, and in the event of an involuntary termination after a change in control, until the last payment of any benefits to the officer under the Termination Agreement. Each Termination Agreement also requires each officer not to disclose confidential information of the Company during the term of the Termination Agreement or thereafter.

The following table shows potential payments to the named executive officers upon disability and death, voluntary termination, involuntary termination without cause or involuntary termination following a change in control. The amounts shown assume that the termination was effective October 3, 2009, the last business day of the fiscal year. The actual amounts to be paid can only be determined at the actual time of an officer’s termination.

					Involuntary
					Termination or
					Involuntary
					Termination
				Voluntary	After a Change
Name	Type of Payment	Upon Death	Upon Disability	Termination	in Control

Robert T. Brady	Severance (1)	—	—	—	$2,739,045
	Salary Continuance (2)	$456,508	—	—	—
	Profit Share (3)	—	—	—	—
	Medical Coverage (4)	—	—	—	$16,275
	Life Insurance (4)	—	—	—	$2,907
	Disability Coverage (4)	—	—	—	$2,863
	Professional Outplacement (4)	—	—	—	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$9,256
	Stock Options (5)	$952,788	$952,788	$952,788	$952,788
	Total	$1,409,296	$952,788	$952,788	$3,743,134
John R. Scannell	Severance (1)	—	—	—	$1,080,018
	Salary Continuance (2)	$180,003	—	—	—
	Profit Share (3)	—	—	—	—
	Medical Coverage (4)	—	—	—	$21,239
	Life Insurance (4)	—	—	—	$2,129
	Disability Coverage (4)	—	—	—	$2,517
	Professional Outplacement (4)	—	—	—	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$4,513
	Stock Options (5)	$157	$157	—	$157
	Total	$180,160	$157	$0	$1,130,573
Joe C. Green	Severance (1)	—	—	—	$1,845,042
	Salary Continuance (2)	$307,507	—	—	—
	Profit Share (3)	—	—	—	—
	Medical Coverage (4)	—	—	—	$11,747
	Life Insurance (4)	—	—	—	$2,907
	Disability Coverage (4)	—	—	—	$2,863
	Professional Outplacement (4)	—	—	—	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$34
	Stock Options (5)	$330,950	$330,950	$330,950	$330,950
	Total	$638,457	$330,950	$330,950	$2,213,543
Martin J. Berardi	Severance (1)	—	—	—	$1,101,048
	Salary Continuance (2)	$183,508	—	—	—
	Profit Share (3)	—	—	—	—
	Medical Coverage (4)	—	—	—	$21,239
	Life Insurance (4)	—	—	—	$2,129
	Disability Coverage (4)	—	—	—	$2,552
	Professional Outplacement (4)	—	—	—	$20,000
	Club Dues & Auto Expenses (4)	—	—	—	$15,344
	Stock Options (5)	$127,535	$127,535	—	$127,535
	Total	$311,043	$127,535	$0	$1,289,847

					Involuntary
					Termination or
					Involuntary
					Termination
				Voluntary	After a Change
Name	Type of Payment	Upon Death	Upon Disability	Termination	in Control

Warren C. Johnson	Severance (1)	—	—	—	$1,383,033
	Salary Continuance (2)	$230,506	—	—	—
	Profit Share (3)	—	—	—	—
	Medical Coverage (4)	—	—	—	$21,239
	Life Insurance (4)	—	—	—	$2,685
	Disability Coverage (4)	—	—	—	$2,863
	Professional Outplacement(4)	—	—	—	$20,000
	Club Dues & Auto Expenses(4)	—	—	—	$4,506
	Stock Options(5)	$149,861	$149,861	—	$149,861
	Total	$380,367	$149,861	$0	$1,584,187

(1)	Severance payments for all named Executive officers under an involuntary termination due to a change in control would be 36 months and are reflected in the table above. In the event of an involuntary termination (no change in control), severance payments for Messrs. Brady, Green, Berardi and Johnson would be 36 months and for Mr. Scannell 20 months.

(2)	Represents payment of Executive’s base salary for a period of six months to Executive’s widow or estate.

(3)	There was no management profit share payment in 2009. For years there is management profit share, termination benefits would include those profit share payments for all except involuntary termination.

(4)	For purposes of determining premiums for medical, life and disability coverages, the premiums paid in 2009 are reflected and for Club dues the amount paid in fiscal 2009. Outplacement services have been estimated at $20,000. In the event of death, the estate or beneficiary of the Executive Officers will receive a life insurance payment pursuant to a plan covering all employees, subject to a cap of $1,046,500. In the event of disability, the Executive Officers are covered under a disability plan for all employees, which for Executive Officers provides up to 70% of pay until normal retirement age.

(5)	The value of in the money stock options at October 3, 2009 that vest upon the events shown. The amount was determined using the October 3, 2009 closing price multiplied by shares which can be acquired assuming all such options were exercised less the exercise price of the option.

DIRECTORS AND OFFICERS INDEMNIFICATION INSURANCE

On November 1, 2009, the Company renewed an officers and directors indemnification insurance coverage through policies written by The Chubb Group and Hartford. The renewal was for a one-year period at an annual premium of $503,175. The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of their conduct in such capacities. No payments or claims of indemnification or expenses have been made under any such insurance policies purchased by the Company at any time.

On November 30, 2004, the Board of Directors approved indemnification agreements for officers, directors and key employees, replacing a previous indemnification agreement for officers and directors established in 1987. The indemnification agreement provides that officers, directors and key employees will be indemnified for expenses, investigative costs and judgments arising from threatened, pending or completed legal proceedings. The form of the indemnification agreement was filed with the Securities and Exchange Commission as an exhibit to Form 8-K on December 1, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee is composed solely of independent directors, as determined by the Board of Directors under the rules of the Securities and Exchange Commission, the New York Stock Exchange listing standards, and the Company’s standards for director independence. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under applicable federal law and regulations. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website. The Audit Committee has sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee.

The Audit Committee reviews the Company’s financial statements and the Company’s financial reporting process. Management has the primary responsibility for the Company’s financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

In this context, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended October 3, 2009. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, for the fiscal year ended October 3, 2009, filed with the Securities and Exchange Commission.

Kraig H. Kayser, Chair	John D. Hendrick
Raymond W. Boushie	Albert F. Myers

AUDIT FEES AND PRE-APPROVAL POLICY

The following table sets forth the fees incurred by the Company related to the services of the Company’s principal independent accountants, Ernst & Young for the fiscal years ended October 3, 2009 and September 27, 2008:

	Fiscal Year Ended	Fiscal Year Ended
	October 3, 2009	September 27, 2008

Audit Fees	$1,962,561	$1,849,605
Audit-Related Fees	0	43,732
Tax Fees	849,801	565,212
All Other Fees	0	0

Total	$2,812,362	$2,458,549

The Audit-Related Fees principally relate to the audits of various U.S. benefit plans, as required. Tax Fees relate to services associated with tax planning and compliance.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to any de minimis exceptions described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. None of the services described above were approved by the Audit Committee under the de minimis exception provided by SEC Regulation S-X, Rule 2-01(c)(7)(i)(C).

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, on the recommendation of the Audit Committee, has selected Ernst & Young LLP, an independent registered public accounting firm, to continue as independent auditors of the Company for fiscal year 2010. Representatives of Ernst & Young LLP are expected to attend the shareholders meeting, will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as auditors for fiscal year 2010.

PROPOSALS OF SHAREHOLDERS FOR 2011 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2011 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company no later than August 12, 2010. Under the Company’s by-laws, if a shareholder wishes to nominate a director or bring other business before the shareholders at the 2011 Annual Meeting without having a proposal included in the proxy statement for that meeting, the shareholder must notify the Secretary of the Company in writing between September 9, 2010 and October 9, 2010, and the notice must contain the specific information required by the Company’s by-laws. A copy of the Company’s by-laws can be obtained without charge from the Moog Treasurer of the Company, East Aurora, New York, 14052.

Section 1.06 of the Company’s by-laws provides that proposals may be properly brought before an annual meeting by a shareholder of record (both at the time notice of the proposal is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting if the shareholder provides timely notice of the proposal to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder making a proposal at an annual meeting must be present at such meeting in person, and the business brought before an annual meeting must also be a proper matter for shareholder action under the New York Business Corporation Law.

A shareholder’s notice to the Secretary of the Company must set forth certain information regarding the shareholder and the proposal, including the name and address of the shareholder, a brief description of the business the shareholder desires to bring before the annual meeting and the reasons for conducting such business at such annual meeting, the class or series and number of shares beneficially owned by the shareholder, the names and addresses of other shareholders known to support such proposal and any material interest of the shareholder in such proposal.

Section 1.06 further provides that nominations of candidates for election as directors of the Company at any annual meeting of shareholders may be made by a shareholder of record (both at the time notice of such nomination is given by the shareholder and as of the record date of the annual meeting in question) of any shares of the Company entitled to vote at the annual meeting for the election of directors if the shareholder provides timely notice to the Secretary of the Company in accordance with the requirements of the by-laws. A shareholder may nominate a candidate for election as a director only as to such class of director whose election the shareholder would be entitled to vote thereon at an annual meeting of shareholders. Any shareholder who desires to make a nomination must be present in person at the annual meeting.

In addition to the information required in a notice of a proposal, a notice to the Secretary with respect to nominations must contain certain information regarding each proposed nominee for director, including, the nominee’s name, age, business and residence address, principal occupation, the class or series and number of shares of the Company beneficially owned by the nominee and a consent of the nominee to serve as a director, if elected. The notice must also provide a description of any arrangements or understandings between the nominating shareholder and each nominee and such other information concerning the nominee as required pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Further information regarding proposals or nominations by shareholders can be found in Section 1.06 of the Company’s by-Laws. If the Board of Directors or a designated committee determines that any proposal or nomination was not made in a timely fashion or fails to meet the information requirements of Section 1.06 in any material respect, such proposal or nomination will not be considered.

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at this meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record, and will reimburse such persons for any reasonable expense in forwarding the material. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone and will not receive any additional compensation.

Copies of the 2009 Annual Report of the Company, which includes the Company’s Annual Report on Form 10-K for fiscal 2009, are being mailed to shareholders, as are this Proxy Statement, proxy card and Notice of Annual Meeting of Shareholders. Additional copies may be obtained, without charge, from the Treasurer of the Company, East Aurora, New York 14052.

By Order of the Board of Directors

John B. Drenning, Secretary

Dated:	East Aurora, New York
December 15, 2009

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.: INTERNET — www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 12, 2010.( PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 12, 2010.* MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2.1. Election of directors: 01?Kraig H. Kayser ? Vote FOR ? WITHHOLD AUTHORITY            Class B Directors — 02?Robert H. Maskrey            all nominees            to vote for all nominees Term Expiring 2013 03?Albert F. Myers listed to the left(Instructions: To withhold authority for any individual nominee, please write his name in the box provided to the right.)2. Ratification of Ernst & Young LLP as auditors for the 2010 fisc al year ? For ? Against ? AbstainTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO D IRECTION IS GIVEN, WILL BEVOTED FOR EACH PROPOSAL.Address Change? Mark Box ? ? ??Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG ANNUAL MEETING OF SHAREHOLDERS January 13, 2010 9:15 am Albright-Knox Art Gallery 1285 Elmwood Avenue Buffalo, New York 14222 Moog Inc. c/o Wells Fargo Bank, N.A. Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873 CLASS B SHARES PROXY This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 13, 2010. The Class B shares of stock you hold in your account will be voted as you specify on the reverse side. If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2. Class B shares credited to the undersigned in the Moog Inc. Retirement Savings Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the Class B shares in direct proportion to the Class B shares with respect to which it has received timely voting instructions by Members, as provided in the RSP. Please mark, sign, date, and return the proxy card promptly using the enclosed envelope. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed an d returned your proxy card. : INTERNET — www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. ( PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. * MAIL — Mark, si gn and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2.1 . Election of directors: 01 Robert R. Banta ? Vote FOR ? Vote WITHHELD Class A Director — Term nominee from nominee Expiring 20132. Ratification of Ernst & Young LLP as auditors for the 2010 fiscal year ? For? Against ? AbstainTHIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BEVOTED FOR EACH PROPOSAL.Address Change? Mark Box ? Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG ANNUAL MEETING OF SHAREHOLDERS January 13, 2010 9:15 am Albright-Knox Art Gallery 1285 Elmwood Avenue Buffalo, New York 14222 Moog Inc. c/o Wells Fargo Bank, N.A. Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873 CLASS A SHARES PROXY This proxy is solicited by the Board of Directors for use at t he Annual Meeting on January 13, 2010. The Class A shares of stock you hold in your acco unt will be voted as you specify on the reverse side. If the proxy is signed and n o choice is specified, the proxy will be voted “FOR” Items 1 and 2. Class A shares credited to the undersigned in the Moog Inc. Retirement Savin gs Plan (RSP) will be voted by the Trustee, JP Morgan Chase Bank, NA, in accordance with th e voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the Class A shares in direct proportion to the Class A shares with res pect to which it has received timely voting instructions by Members, as provided in the RSP. Please mark, sign, date, and return the proxy card promptly using the enclosed envelope. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ? INTERNET – www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. ? PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. ? MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01?Kraig H. Kayser ? Vote FOR ? WITHHOLD AUTHORITY Class B Directors — 02?Robert H. Maskrey all nominees to vote for all nominees Term Expiring 2013 03?Albert F. Myers listed to the left (Instructions: To withhold authority for any individual nominee, please write his name in the box provided to the right.) 2. Ratification of Ernst & Young LLP as auditors for the 2010 fiscal year ? For ? Against ? Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box ????Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG ANNUAL MEETING OF SHAREHOLDERS January 13, 2010 9:15 am Albright-Knox Art Gallery 1285 Elmwood Avenue Buffalo, New York 14222 Moog Inc. c/o Wells Fargo Bank, N.A. Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873 CLASS B SHARES PROXY This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 13, 2010. The Class B shares of stock you hold in your account will be voted as you specify on the reverse side. If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class B shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please mark, sign, date, and return the proxy card promptly using the enclosed envelope. See reverse for voting instructions.

COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. ? INTERNET – www.eproxy.com/moga Use the Internet to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. ? PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 6:00 p.m. (ET) on January 12, 2010. ? MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1 and 2. 1. Election of directors: 01?Robert R. Banta ? Vote FOR ? Vote WITHHELD Class A Director — Term nominee from nominee Expiring 2013 2. Ratification of Ernst & Young LLP as auditors for the 2010 fiscal year ? For ? Against n? Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box ? ? ??Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MOOG ANNUAL MEETING OF SHAREHOLDERS January 13, 2010 9:15 am Albright-Knox Art Gallery 1285 Elmwood Avenue Buffalo, New York 14222 Moog Inc. c/o Wells Fargo Bank, N.A. Shareowner Services P.O. Box 64873 St. Paul, MN 55164-0873 CLASS A SHARES PROXY This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 13, 2010. The Class A shares of stock you hold in your account will be voted as you specify on the reverse side. If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Items 1 and 2. By signing the proxy, you revoke all prior proxies and appoint Richard A. Aubrecht, Robert T. Brady, and John B. Drenning, and each of them proxies with full power of substitution, to vote your Class A shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Please mark, sign, date, and return the proxy card promptly using the enclosed envelope. See reverse for voting instructions.